Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS SECOND QUARTER REVENUE OF $20.4 MILLION AS
ATHERECTOMY PRODUCT SALES INCREASE 43%
Pre-Tax Income Up 97%; Installed Laser Base Nears 700
Pre-Tax Income Guidance Raised
COLORADO SPRINGS, Colo. (July 25, 2007) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the three and six months ended June 30, 2007.
Revenue for the second quarter of 2007 reached $20.4 million, up 27% compared with revenue of $16.0 million for the second quarter of 2006. For the quarter, disposable product revenue rose 35% to $17.4 million, laser revenue declined 23% to $1.1 million, and service and other revenue increased 11% to $1.9 million, all compared with the second quarter of 2006. The increase in disposable product revenue for the quarter was driven primarily by a 43% increase in atherectomy product sales as compared with last year, and also included an 18% increase in lead removal revenue.
The worldwide installed base of lasers increased to 693 laser systems as of June 30, 2007 (547 in the United States), which includes net laser placements of 36 units in the second quarter of 2007, compared with 25 net placements in the comparable quarter last year.
Gross margin for the quarter was 75% of revenue, compared with 74% in the second quarter a year ago. Operating expenses in the quarter were $14.9 million, up 27% from the prior-year second quarter. The increase is primarily related to ongoing investment in an expanded field sales organization, physician training, product development and clinical research initiatives to further penetrate the large and growing market for treating peripheral arterial disease (PAD).
Pre-tax income in the second quarter of 2007 was $1,017,000, compared with pre-tax income of $516,000 in the second quarter of 2006. Pre-tax income includes stock-based compensation of $714,000 for the quarter ended June 30, 2007 as compared with $607,000 during the second quarter last year. Given the Company’s significant historical net operating losses which are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the second quarter of 2007, Spectranetics reported net income of $7.2 million, or $0.21 per diluted share, compared with net income of $308,000, or $0.01 per diluted share, in the second quarter of

2006. Net income for the second quarter of 2007 includes a $6.6 million non-cash income tax benefit, which establishes a deferred tax asset representing the estimated amount of net operating losses the Company currently expects to offset with future taxable income. This income tax benefit is offset by a provision for income taxes of $465,000, leaving a net income tax benefit of $6.1 million for the quarter ended June 30, 2007.
Cash, cash equivalents and current and non-current investment securities totaled $53.5 million at June 30, 2007, compared with $56.5 million at December 31, 2006 and $52.8 million at March 31, 2007.
“I’m proud of this quarter’s financial performance, which was driven by atherectomy product sales and supported by gains in our lead removal business. The growth in revenue by $3 million as compared with the first quarter of 2007 represents the largest sequential revenue increase we have ever achieved. Our continued strong performance and expanding market share reflect both the advantages of our laser technology in treating PAD and the solid execution of our growth strategy,” said John G. Schulte, President and Chief Executive Officer. “Over the last several quarters we have introduced improvements to our catheter line, upgraded and expanded our sales force, and conducted an industry-leading physician training and education program. This has resulted in an expanded user base and greater utilization of our technology. We now have in place a broad foundation of leading physicians from which to leverage the introduction of the TURBO-Booster™, which received FDA clearance at the end of June. We have initiated a controlled release of TURBO-Booster to specified accounts, which will allow for collection of valuable feedback to help guide our training and marketing programs. Over the next four to five months, we expect to complete the TURBO-Booster launch to our existing 350 atherectomy accounts.”
Year-to-Date Financial Results
Revenue for the first half of 2007 rose 27% to $37.7 million, from $29.6 million for the first half of 2006. Year-to-date 2007 disposable product revenue was $31.8 million, up 35% compared with disposable product revenue of $23.5 million in the first half of 2006, and equipment revenue was down 23% to $2.2 million from $2.8 million in the first half of 2006. Service and other revenue for the first six months of 2007 was $3.8 million, up 15% compared with service and other revenue of $3.3 million for the comparable period in 2006.
Gross margin for the first half of 2007 was 74%, compared with 73% in the first half of 2006. Operating expenses were $28.2 million, up 26% from $22.4 million for the first half of the prior-year.
Pre-tax income for the first half of 2007 was $1,182,000 compared with a pre-tax loss of ($103,000) in the first half of 2006. Net income for the first half of 2007 was $7.1 million, or $0.21 per diluted share, compared with a net loss of ($330,000), or ($0.01) per diluted share, in the first half of 2006. Net income for the first half 2007 includes a $6.6 million non-cash income tax benefit, which establishes a deferred tax asset representing the amount of net operating losses the Company currently expects to offset with future taxable income. This income tax benefit is offset by a provision for income taxes of $695,000, leaving a net income tax benefit of $5.9 million for the six months ended June 30, 2007.
2007 Financial Guidance
Spectranetics today raised its 2007 pre-tax income guidance and affirmed its previous 2007 revenue guidance as follows:

The Company expects pre-tax income, including stock-based compensation expense, to be within the range of $1.5 to $3.0 million. This compares with previous guidance within the range of a $600,000 pre-tax loss to pre-tax income of $1.0 million. The Company believes that pre-tax income is the most relevant measure of its operating performance given that income taxes are a non-cash expense due to historical net operating losses available to offset future taxable income. For that reason and the fact that significant fluctuations in the effective income tax rate are expected from quarter to quarter, the Company is not providing guidance on an effective income tax rate. The guidance assumes gross margin for the year in the low to mid-seventies. Stock-based compensation expense is estimated to be within the range of $3.0 million to $4.0 million during 2007, as compared with $3.5 million to $4.5 million in previous guidance.
Revenue for 2007 is estimated to be within the range of $79 million to $83 million, representing 24% to 31% growth compared with 2006. While revenue guidance does not include any potential contribution from the TURBO Booster product, we do expect incremental sales from this product in 2007 and will update 2007 revenue guidance when we have sufficient information to make a reasonable estimate.
This guidance takes into consideration the following key factors:
•	Laser placements are expected to be within the range of 120 to 140 net new laser placements in 2007, up from previous guidance of 110 to 120 new laser placements.
•	The size of the field sales organization will be in the range of 95 to 105 employees, which includes dedicated lead removal sales representatives. This compares to 78 employees in the field sales organization at December 31, 2006.
•	The costs for relocation and consolidation of the Company’s headquarters and manufacturing operations to an expanded facility in Colorado Springs, which are estimated to be in the range of $900,000 to $1.2 million in 2007, a portion of which relates to maintaining dual facilities during the twelve to fifteen month transition period.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 10:00 a.m. Mountain time, Noon Eastern time, to discuss these results. Individuals interested in listening to the conference call can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 7416295. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue	$20,373	$15,997	$37,738	$29,614
Cost of revenue	5,113	4,208	9,748	7,855

Gross margin	15,260	11,789	27,990	21,759
Gross margin %	75%	74%	74%	73%
Operating expenses:
Selling, general and administrative	12,240	9,584	22,874	18,463
Research, development and other technology	2,675	2,137	5,283	3,971

Total operating expenses	14,915	11,721	28,157	22,434

Operating income (loss)	345	68	(167)	(675)
Other income, net	672	448	1,349	572

Income (loss) before taxes	1,017	516	1,182	(103)
Income tax benefit (expense)	6,135	(208)	5,905	(227)

Net income (loss)	$7,152	$308	$7,087	$(330)

Earnings (loss) per common and common equivalent share — basic —	$0.23	$0.01	$0.23	$(0.01)

Earnings (loss) per common and common equivalent share — diluted—	$0.21	$0.01	$0.21	$(0.01)

Weighted average shares outstanding
Basic	31,140	28,471	31,075	27,422

Diluted	33,546	31,259	33,524	27,422

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets
Cash, cash equivalents and investment securities	$30,549	$48,014
Accounts receivable	13,130	11,185
Inventories	5,272	5,067
Deferred tax asset	1,104	49
Other current assets	2,038	1,440

Total current assets	52,093	65,755
Property, plant and equipment, net	20,739	16,176
Investment securities, non-current	22,923	8,453
Deferred tax asset, non-current	5,604	709
Other assets	561	401

Total assets	$101,920	$91,494

Liabilities and stockholders’ equity
Current liabilities	$13,672	$13,203
Non-current liabilities —	119	3
Stockholders’ equity —	88,129	78,288

Total liabilities and stockholders’ equity	$101,920	$91,494

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary:	2006						2007
(000’s, except per share amounts)	2nd Qtr		3rd Qtr		4th Qtr		1st Qtr		2nd Qtr
Laser Revenue:
Equipment sales	$804		$1,076		$819		$402		$381
Rental fees	603		636		558		661		709

Total laser revenue	1,407		1,712		1,377		1,063		1,090

Disposable Products Revenue:
Fiber-optic atherectomy revenue	6,934		6,450		7,405		7,654		9,485
Support catheter revenue	1,840		1,895		2,230		2,470		3,042

Total atherectomy revenue	8,774		8,345		9,635		10,124		12,527

Fiber-optic lead removal revenue	2,693		3,064		3,209		2,952		3,219
Other devices and accessories revenue	1,385		1,312		1,558		1,350		1,610

Total lead removal revenue	4,078		4,376		4,767		4,302		4,829

Service and other revenue	1,738		1,761		1,903		1,876		1,927

Total revenue	15,997		16,194		17,682		17,365		20,373

Pre-tax income (loss)	516	*	32	*	(1,211	)*	165	*	1,017	*

Cash flow generated by (used in) operating activities	(924)		(445)		197		(3,799)		1,667
Total cash and investment securities-current and non-current	58,211		57,296		56,467		52,833		53,472
Laser sales summary:
Laser sales from inventory	1		4		7		3		2
Laser sales from evaluation/rental units	5		4		0		0		1

Total laser sales	6		8		7		3		3

*	Includes stock-based compensation of $607, $748, $688, $669 and $714, respectively.
Worldwide Installed Base Summary:

Laser sales from inventory	1	4	7	3	2
Rental placements	25	33	30	32	38
Evaluation placements	3	3	5	5	5

Laser placements during quarter	29	40	42	40	45
Buy-backs/returns during quarter	(4)	(3)	(4)	(6)	(9)

Net laser placements during quarter	25	37	38	34	36
Total lasers placed at end of quarter	548	585	623	657	693
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